UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STONEMOR INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No Fee Required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

YOUR VOTE IS IMPORTANT
PLEASE VOTE YOUR PROXY TODAY!

October 11, 2022

Dear Fellow StoneMor Stockholder:

We recently sent you proxy materials in connection with the Special Meeting of Stockholders (the “Special Meeting”) of StoneMor Inc. (“StoneMor;” NYSE: STON) to vote on the proposed merger (the “Merger”) with a subsidiary of Axar Capital Management, LP (“Axar”) to be held on November 1, 2022 at 4:00 p.m. Eastern Time.

At the special meeting, StoneMor stockholders will be asked, among other things, to consider and vote on a proposal (the “Merger Proposal”) to approve and adopt the Merger Agreement dated May 24, 2002 by and among Axar Cemetery Parent Corp., Axar Cemetery Merger Corp. and StoneMor (the “Merger Agreement”). Under the Merger Agreement, each share of StoneMor common stock (other than certain excluded shares as described in the Merger Agreement) will receive a cash payment of $3.50, which would represent a 54.2% premium to the Company’s closing share price on May 24, 2022, the last trading day prior to announcement of the execution of the Merger Agreement.

The StoneMor Board of Directors (other than Andrew Axelrod, the Chair of the Board and sole member of Axar’s general partner, who did not attend the meeting at which the Merger Agreement was considered), has (a) unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its stockholders (other than the holders of Axar Shares and Insider Shares, as defined in the Merger Agreement) and (b) unanimously recommended that StoneMor stockholders vote “FOR” the Merger Proposal and its other proposals, based on the compelling reasons set forth in the proxy statement dated September 20, 2022.

Please Vote Today! Your Vote is Extremely Important No Matter How Many Shares You Hold.

The fastest and easiest way to vote is via internet. Simply follow the instructions on the proxy card or voter instruction form provided as soon as possible.

Any questions related to the Special Meeting or the voting of shares should be directed to our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or at (212) 929-5500. You may also email proxy@mackenziepartners.com.

Thank you for your prompt attention to this important matter and your continued support. We look forward to the successful completion of the transaction.

Sincerely,
Joseph M. Redling
President and Chief Executive Officer

3331 Street Road, Suite 200 • Bensalem, PA 19020
215-826-2800 • www.StoneMor.com

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers or email address listed below.

proxy@mackenziepartners.com

(800)  322-2885 or (212) 929-5500

Forward Looking Statements

Certain statements contained in this letter, including, but not limited to, information regarding the effects of the merger, are forward-looking statements. Generally, the words “believe,” “may,” “will,” “would,” “estimate,” “continue,” “anticipate,” “intend,” “project,” “expect,” “predict” and similar expressions identify these forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current beliefs, expectations, plans, assumptions and objectives of the Company and are subject to significant risks and uncertainties. All forward-looking statements speak only as of the date as of which they are made. These statements are not guarantees and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk that the proposed transaction may not occur, the risk of unexpected costs or liabilities, the risk that certain closing conditions may not be timely satisfied or waived, the risk of litigation, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock, and the risk that general and business conditions may change. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in StoneMor’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and the other reports that StoneMor files with the Securities and Exchange Commission (the “SEC”, from time to time. Except as required under applicable law, StoneMor assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by it, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

Information regarding the ownership of the Company’s directors and executive officers in the Company’s common stock is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (http://www.stonemor.com), or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials filed or to be filed with the SEC in connection with the proposed transaction. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies are also available at no charge at the Company’s website at http://www.stonemor.com or by writing to StoneMor at StoneMor Inc., 3331 Street Road, Suite 200, Bensalem, PA 19020.

Participants in the Solicitation

The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction and any other matters to be voted on at the special meeting. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Proxy Statement dated September 20, 2022 for the special meeting of stockholders, which was filed with the SEC on September 20, 2022. Company stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Company directors and executive officers in the proposed transaction, which may be different than those of Company stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.